Clearwire Sprint Pending Transaction
Employee FAQ

1.	How long do we anticipate the closing of the Sprint Clearwire transaction to take?
The deal is contingent upon the closing of Sprint's pending transaction with SoftBank, as well as customary closing conditions including regulatory approvals and a vote of our shareholders. We anticipate the deal will close in the 2nd or 3rd quarter of 2013.

2.	Will there be any immediate changes? If so, what are they?
Today there are no immediate changes to our day-to-day operations. While we await closing on this transaction, we remain an independent business and it is imperative that we continue to focus on achieving our individual and company goals.

3.	Will the network build work continue?
Yes, our LTE network build will continue moving forward as before. We already have a solid working relationship with Sprint and have been coordinating from the beginning. The funding provided by this deal will be used to continue our build plan.

4.	What will happen to the WiMAX network?
We plan to continue operating our existing 4G network for the foreseeable future and service will be supported during that time.

5.	Will we continue to sell through our retail channels?
Yes. CLEAR continues to operate as normal and it is important that our customers understand that their service is not affected by this announcement.

6.	During this interim period, how will our jobs be impacted?
Our employees are some of our most valuable assets. As the transaction continues on its path, Clearwire has critical work to be done, and it is essential that we provide everyone with recognition, opportunity, training and reward - the same as we have in the past. In the normal course of business, we may be adding more positions and perhaps reducing or restructuring others as we would have done regardless of this pending transaction. While we await closing on this transaction, we remain an independent business.

7.	Is there a plan to offer retention benefits to Clearwire employees?
Yes. As part of the proposed transaction at the closing all unvested Restricted Stock Units (RSUs) held by employees will vest in full and convert into a cash account equal to the number of the unvested RSUs times $2.97. Fifty percent of such cash account will be paid out within 10 days of the closing. The remaining fifty percent will pay out on the earlier of (1) the original vesting schedule of the RSUs or (2) the one year anniversary of the closing. If an employee is terminated prior to the one year anniversary, they will receive any remaining amounts from the cash account upon termination, provided they were not involuntarily terminated for cause or they did not terminate voluntarily without good reason (“good reason” means that an employee resigns due to a change in work circumstances, such as relocation, reduction in pay, or significant adverse change in job responsibilities).

Also, we will be working on additional retention incentives which would come into play during the interim period. And finally, if applicable, there would be severance packages available to employees. We are currently working out these details and will communicate more information as soon as possible.

8.	Where and when can I find additional information about the deal in general, and severance, retention and RSUs?
We realize that this is a challenging time and everyone is trying to understand what is happening. We have created a dedicated space on the homepage of MAX and we will post new updates to this page as they become available. If you have any questions, please also talk to your manager or send an email to Human Resources Communications.